Exhibit 99.1

Stock Options, Section 409A & Medarex’s Tender Offer March, 2007

Meeting Objectives Explain the tax law affecting certain stock options Your choices & participation requirements to help minimize or avoid adverse tax consequences

Tax Law Change: §409A §409A is a set of operating rules for items considered to be deferred compensation. Certain stock options are now considered to be deferred compensation. As such, certain options are subject to the operating rules of §409A.

Incentive & Nonqualified Stock Options Incentive stock option (ISO) Must meet certain requirements to be ISO Cannot be granted at a discount No income taxation on spread at exercise Capital gain treatment on income if holding periods are met 2 years from grant & 1 year from exercise Nonqualified stock option (NQO) Taxed on spread at exercise ISO becomes NQO if doesn’t meet requirements

Option taxation prior to §409A... Nonqualified Stock options (discounted or not) were taxed as follows: No tax event at grant or vesting Income tax at exercise Option grant price = $6.50; stock price at vesting = $8.50 Employee exercises when stock price = $13.50 Income tax at exercise on the spread ($13.50-$6.50) Capital gains tax at sale on spread (sales price - $13.50)

Option taxation prior to §409A... ISO’s taxed as follows: No tax event at grant or vesting At exercise: Option grant price = $6.50; stock price at vesting = $8.50 Employee exercises when stock price = $13.50 No ordinary income tax on exercise Potential AMT for exercise and hold ($13.50-$6.50) Any gain recognized at sale on spread (sales price - $6.50) If holding period is met, capital gains when shares are sold If holding period is not met, gain on sale is ordinary income

Tax Law Change: §409A What are the consequences of not complying with the operating rules of §409A? Potential income taxation prior to exercise 20% additional FEDERAL tax 20% additional CALIFORNIA tax (if applicable)* Interest & possible tax penalties *No currently known equivalent additional tax in NJ, NY or PA

Which options are affected? Options that were or may have been granted at a price below stock’s fair market value (FMV) on grant date (“Discount Options”), AND Only options that vest on or after 01/01/05 Portions of options granted prior to 2005 could be impacted by 409A if they vested on or after 1/1/05 Options vesting prior to 1/1/05 are “grandfathered” and not subject to §409A

How did I get discounted options? A special committee of Medarex’s Board of Directors identified certain occasions where incorrect accounting measurement dates were used If the FMV on the revised measurement date was higher than the FMV on the original option grant date, Medarex deemed the options discounted for accounting purposes and also for tax purposes

Hypothetical Example: Assume an option granted on July 1, 2002 – 10,000 shares Assume the option price = $6.50, but fair market value at appropriate accounting measurement date = $8.15 Vesting: 2,500 options vest on July 1, 2003 1,042 options vest monthly during 2003 2,500 options vest monthly during 2004 2,500 options vest monthly during 2005 1,458 options vest monthly during 2006 CONCLUSION: 3,958 options (2,500 + 1,458) in this grant may be subject to §409A because they (1) may have been granted at less than fair market value on the date of grant, (2) vested on or after 1/1/05, and (3) none have been exercised or cancelled to date.

Hypothetical Example - California: Assume that, as of 03/09/2007, Medarex stock price = $13.50 §409A Estimated Impact 2007 W-2 Income Inclusion: $21,000 (3,000 options x $7 ($13.50 FMV - $6.50 Option Price)) Fed Ordinary Income $ 7,350 (35%) CA Ordinary Income $ 1,953 (9.3%) Normal Stock Gain Rate $ 9,303 44.3% Penalty Tax (Fed + CA) $ 8,400 (40%) Interest (Fed + CA) $ 1,890 (9%)* Tax Rate w/§409A $19,593 93.3% Tax due will be recalculated each year until exercise or expiration of the option based on any increases in the value of the underlying shares (no offset for decreases in value). *Assume an aggregate interest rate under 409A and applicable CA law of 9%. Rate is subject to change based on changes in applicable federal interest rate.

Hypothetical Example – New Jersey: Assume that, as of 03/09/2007, Medarex stock price = $13.50 §409A Estimated Impact 2007 W-2 Income Inclusion: $21,000 (3,000 options x $7 ($13.50 FMV - $6.50 Option Price)) Fed Ordinary Income $ 7,350 (35%) Ordinary Income $ 1,884 (8.97%) Normal Stock Gain Rate $ 9,234 44.0% Penalty Tax (Fed) $ 4,200 (20%) Interest (Fed) $ 1,890 (9%) Tax Rate w/§409A $15,324 73.0% Tax due will be recalculated each year until exercise or expiration of the option based on any increases in the value of the underlying shares (no offset for decreases in value). *Assume an aggregate interest rate under 409A and applicable NJ law of 9%. Rate is subject to change based on changes in applicable federal interest rate.

What is the solution?

Medarex’s Solution: Tender Offer Amend unexercised option to increase option exercise price Only the Eligible Portion of the grant may be amended through the tender offer: Vested on or after 01/01/2005 Unexercised at the time the Tender Offer closes Beneficially owned by you – the Eligible Optionee The portion of any option that vested before 01/01/2005 retains the original exercise price

Medarex’s Solution: Tender Offer Amend unexercised options to increase the option price New option price will equal the fair market value (average of high and low sales price) at the revised accounting measurement date. All other terms will remain the same (including the number of shares, vesting schedule and expiration date).

Hypothetical Example: Unexercised option for 10,000 share granted on July 1, 2002 Option price = $6.50, but fair market value at revised accounting measurement date = $8.15 Vesting: 2,500 options vest on July 1, 2003 1,042 options vest monthly during 2003 2,500 options vest monthly during 2004 2,500 options vest monthly during 2005 1,458 options vest monthly during 2006 Option Amendment: 3,958 options vesting after 1/1/05 - amended price = $8.15 6,042 options vesting before 1/1/05 retain original $6.50 exercise price No change to expiration date or vesting schedule

Eligibility for the Tender Offer Must be an employee as of close of tender offer Eligible Portion: Granted at a discount (as determined for accounting purposes) Vest on or after 1/1/05 Unexercised and unexpired at close of tender offer The entire Eligible Portion must be tendered for amendment If you want to tender one Eligible Option, you must tender all of your Eligible Options

What if I do nothing?

What if I do nothing? Tax Impact: Potential federal income taxation prior to exercise 20% additional federal excise tax Potential federal interest and penalties Potential parallel California state income tax, interest and penalties (if applicable)* Tax due may increase each year until exercise or expiration of the discounted options. Medarex will report option to taxing authorities as being subject to 409A (and California equivalent, if applicable). This solution is a one-time offer to help minimize or avoid adverse tax consequences. *No equivalent additional tax in NJ, NY or PA

How do I participate?

Tender Offer Timeline Tender Offer Begins: March 12, 2007 Tender Offer Expires: April 9, 2007 All elections MUST be received by 11:59 PM (Eastern Time) on April 9, 2007 Late submissions will not be accepted Only way to “tender” and accept the offer: Submit your completed personalized Election Form (as emailed to you) via email to tenderoffer@medarex.com Confirmation will be issued to you 3 business days after Medarex receives your Election Form Participation is voluntary, but everyone who receives an email must submit an Election Form

Tender Offer Documents & Personalized Election Form You will receive an email that includes: A copy of the tender offer memorandum (includes FAQs) You will also receive an email that includes Your personalized Election Form

Election Form

What if I still have questions? Questions on this presentation, the tender offer materials or your personalized Election Form should be directed via email to tenderoffer@medarex.com.

Tax Advice Taxation of stock option transactions can be very complicated. This presentation is general and you should consult with your personal tax, legal or financial advisor for advice relevant to your specific situation.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the understanding of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.